Exhibit 12.a.

[Form of Tax Opinion]

            , 2013

Nuveen Arizona Premium Income Municipal Fund, Inc. 333 West Wacker Drive Chicago, Illinois 60606	Nuveen Arizona Premium Income Municipal Fund 333 West Wacker Drive Chicago, Illinois 60606

Re:	Reorganization of Nuveen Arizona Premium Income Municipal Fund, Inc. into Nuveen Arizona Premium Income Municipal Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) by and between Nuveen Arizona Premium Income Municipal Fund, Inc., a Minnesota corporation (the “Predecessor Fund”), and Nuveen Arizona Premium Income Municipal Fund, a Massachusetts business trust (the “Successor Fund”). The Successor Fund and the Predecessor Fund are each referred to herein as a “Fund.”

The Reorganization contemplates the transfer of all the assets of the Predecessor Fund to the Successor Fund solely in exchange for all the outstanding shares of beneficial interest of the Successor Fund (“New Shares”) and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund. As soon as possible thereafter, the Predecessor Fund will distribute to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund and the Predecessor Fund will be dissolved under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of August 27, 2012 (the “Plan”), entered into by the Predecessor Fund and the Successor Fund.

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Predecessor Fund and the Successor Fund in letters dated             , 2013 and the opinion of K&L Gates LLP dated             , 2013 regarding the New Shares that are Variable Rate MuniFund Term Preferred Shares (“New Preferred Shares”) being treated as equity for federal income tax purposes (the “Equity Opinion”). We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales.

Nuveen Arizona Premium Income Municipal Fund, Inc.

Nuveen Arizona Premium Income Municipal Fund

<                         , 2013>

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”) and (ii) the New Preferred Shares will be treated as equity for federal income tax purposes, consistent with the Equity Opinion. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1. The transfer by the Predecessor Fund of all its assets to the Successor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund, followed by the distribution of all the New Shares so received by the Predecessor Fund to the Predecessor Fund’s shareholders of record in complete liquidation of the Predecessor Fund and the dissolution of the Predecessor Fund as soon as possible thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Successor Fund and the Predecessor Fund will each be “a party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2. No gain or loss will be recognized by the Successor Fund upon the receipt of all the Predecessor Fund’s assets solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund. (Section 1032(a) of the Code).

3. No gain or loss will be recognized by the Predecessor Fund upon the transfer of all its assets to the Successor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund or upon the distribution (whether actual or constructive) of the New Shares to the Predecessor Fund’s shareholders solely in exchange for such shareholders’ shares of the Predecessor Fund in complete liquidation of the Predecessor Fund pursuant to the Plan. (Sections 361(a) and (c) and 357(a) of the Code).

4. No gain or loss will be recognized by the Predecessor Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Predecessor Fund solely for New Shares. (Section 354(a) of the Code).

Nuveen Arizona Premium Income Municipal Fund, Inc.

Nuveen Arizona Premium Income Municipal Fund

<                         , 2013>

5. The aggregate basis of the New Shares received by each Predecessor Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Predecessor Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6. The holding period of the New Shares received by each Predecessor Fund shareholder in the Reorganization will include the period during which the shares of the Predecessor Fund exchanged therefor were held by such shareholder, provided such Predecessor Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).

7. The basis of the assets of the Predecessor Fund received by the Successor Fund will be the same as the basis of such assets in the hands of the Predecessor Fund immediately before the Effective Time of the Reorganization. (Section 362(b) of the Code).

8. The holding period of the assets of the Predecessor Fund received by the Successor Fund will include the period during which such assets were held by the Predecessor Fund. (Section 1223(2) of the Code).

9. The taxable year of the Predecessor Fund will not end as a result of the Reorganization. The part of the taxable year of the Predecessor Fund before the Effective Time and the part of the taxable year of the Successor Fund after the Effective Time will constitute a single taxable year of the Successor Fund. (Section 381(b) of the Code and Section 1.381(b)-1(a)(2) of the Income Tax Regulations).

Notwithstanding anything to the contrary herein, we express no opinion as to (a) the federal income tax consequences of payments to shareholders of the Predecessor Fund who exercise dissenters’ rights, (b) the effect of the Reorganization on the taxable year of any Predecessor Fund shareholder or with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the transfer thereof under a mark-to-market system of accounting, or (c) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Nuveen Arizona Premium Income Municipal Fund, Inc.

Nuveen Arizona Premium Income Municipal Fund

<                         , 2013>

The Predecessor Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Predecessor Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding common shares and preferred shares of the Predecessor Fund are treated as equity for federal income tax purposes. The Successor Fund is registered and will be operated as a closed-end management investment company under the 1940 Act and will be treated as a corporation for federal income tax purposes. The Successor Fund was newly formed for the purpose of engaging in the Reorganization. Prior to the Effective Time, there will be no outstanding shares of the Successor Fund and the Successor Fund will not have any assets and, except as required to consummate the Reorganization, will not conduct any business. The Successor Fund will elect to be taxed as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All New Shares issued in the Reorganization will be treated as equity for federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Successor Fund will acquire all the assets of the Predecessor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund. Immediately upon delivery to the Predecessor Fund of the New Shares, the Predecessor Fund, as the sole shareholder of the Successor Fund, will approve certain items related to the Reorganization. Immediately thereafter, the Predecessor Fund will distribute to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund and the Predecessor Fund will be dissolved under applicable state law. The assets of the Predecessor Fund to be acquired by the Successor Fund consist of all property, including without limitation all cash, cash equivalents, securities, commodities, interests in futures, dividends or interest receivables, claims and rights of action, owned by the Predecessor Fund and any deferred or prepaid expenses shown as an asset on the books of the Predecessor Fund as of the closing date of the Reorganization. Immediately after the distribution of the New Shares by the Predecessor Fund, (i) the former shareholders of the Predecessor Fund will own all the issued and outstanding shares of the Successor Fund and will own such shares solely by reason of their ownership of shares of the Predecessor Fund immediately prior to the Effective Time and (ii) the Successor Fund will own all the assets that had been held by the Predecessor Fund immediately prior to the Effective Time, and such assets shall be subject to all the liabilities of the Predecessor Fund as existed immediately prior to the Effective Time of the Reorganization.

Nuveen Arizona Premium Income Municipal Fund, Inc.

Nuveen Arizona Premium Income Municipal Fund

<                         , 2013>

The purpose and effect of the Reorganization is to change the form of organization of the Predecessor Fund from a Minnesota corporation to a Massachusetts business trust. The Successor Fund will continue the investment company business of the Predecessor Fund in a substantially unchanged manner. The Successor Fund’s investment objectives and policies will be identical to the investment objectives and policies of the Predecessor Fund; and the Successor Fund will not dispose of any assets received from the Predecessor Fund except in the ordinary course of its business as an investment company. Immediately following the Effective Time, the Successor Fund may acquire substantially all the assets of three other regulated investment companies in exchange for shares of the Successor Fund in transactions that, if they are consummated, are intended to qualify as reorganizations for federal income tax purposes.

In approving the Reorganization, the Board of Trustees of the Successor Fund determined that the Plan and the transactions contemplated thereunder are in the best interests of the Successor Fund and the Board of Directors of the Predecessor Fund determined that the Plan and the transactions contemplated thereunder are in the best interests of Predecessor Fund and that the interests of the shareholders of the Predecessor Fund will not be diluted as a result of the Reorganization.

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of all the assets of the Predecessor Fund to the Successor Fund, pursuant to the Plan, solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund followed immediately by the complete liquidation and dissolution of the Predecessor Fund will qualify as a reorganization under section 368(a)(1)(F) of the Code.

The opinions set forth above with respect to (i) the nonrecognition of gain or loss to the Predecessor Fund and the Successor Fund, (ii) the basis and holding period of the assets received by the Successor Fund, (iii) the nonrecognition of gain or loss to the Predecessor Fund’s shareholders upon the receipt of the New Shares, (iv) the basis and holding period of the New Shares received by the Predecessor Fund’s shareholders and (v) the taxable year of the Predecessor Fund and Successor Fund follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1)(F) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not

Nuveen Arizona Premium Income Municipal Fund, Inc.

Nuveen Arizona Premium Income Municipal Fund

<                         , 2013>

significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds solely for their benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-182699) filed by the Successor Fund with the Securities and Exchange Commission on             , 2013 (the “Registration Statement”) and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

VEDDER PRICE P.C.

FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.